Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2016 RESULTS

Steady improvement in earnings per share driven by further progress on strategic initiatives and the acquired business in Mexico

PERRYSBURG, Ohio (Oct. 25, 2016) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ended Sept. 30, 2016.

Third Quarter Highlights

•                  Earnings from continuing operations were $0.68 per share (diluted), which was in line with management’s guidance of $0.65 to $0.70 per share. This compares favorably with earnings from continuing operations in the third quarter of 2015 of $0.11 per share (diluted), and, on an adjusted basis,(1) of $0.57 per share.

•                  Net sales were $1.7 billion, up 9 percent from the prior year third quarter, due to the incremental third quarter net sales from the Company’s acquisition of Vitro’s food and beverage business (the “acquired business”). Excluding the impact of the acquired business, shipments were 2 percent below the prior year period. Higher shipments in North America were more than offset by lower volumes in Latin America, mainly due to the challenging economic environment in Brazil and Ecuador.

•                  Earnings from continuing operations before income taxes were $153 million in the quarter. Segment operating profit of reportable segments(1) was $237 million, an increase of $38 million, or 19 percent, compared with prior year. The increase was largely attributable to $37 million of incremental segment operating profit from the acquired business. All regions except Europe posted higher segment operating profit compared with prior year.

•                  Strategic initiatives are on track to deliver on the 2016 targets. In the quarter, these initiatives contributed approximately $15 million to segment operating profit.

•                  With respect to full year guidance, the Company is narrowing its range for earnings, while maintaining the midpoint of the range, and reaffirming its target for cash flow.

“I’m pleased with our performance during the quarter and the progress we’re making against our strategic initiatives,” said CEO Andres Lopez. “The steady, year-on-year improvement we’ve achieved despite difficult market conditions reflects the strength of our team, our plan and our solid operational performance. For the full year, we’re still expecting a double-digit increase in earnings and continued deleveraging driven by strong cash flow.”

(1)  Adjusted earnings per share, segment operating profit of reportable segments (“segment operating profit”), segment operating profit in constant currency, segment operating profit margin and free cash flow are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Third Quarter 2016 Results

Net sales in the third quarter of 2016 were $1.7 billion, up $146 million, or 9 percent, from the prior year third quarter. The Company’s investment in non-organic growth continued to drive the top line higher; the acquired business generated an incremental $162 million in net sales due to strong shipments within Mexico and to the United States. Price was up $19 million on a global basis, primarily driven by price adjustments that reflect cost inflation.

Excluding the acquired business, sales volumes declined approximately 2 percent compared to the third quarter of 2015. As expected, shipments in Europe were comparable to the prior year quarter; gains in wine were essentially offset by lower beer shipments. In North America, legacy volumes were modestly up compared to the prior year, due to higher beer shipments — primarily related to contracted volumes to Constellation Brands, Inc. — and higher non-alcoholic beverage shipments. Third quarter shipments for legacy Latin America declined nearly 15 percent, mainly due to economic weakness in Brazil and Ecuador. Asia Pacific reported a 5 percent decrease in shipments. In mature markets, sales volumes were similar to prior year, while in-country production volumes were lower due to planned engineering activity. Sales volumes in mature markets were supported by intra-regional shipments; in turn, domestic sales in emerging markets declined.

Earnings from continuing operations before income taxes were $153 million in the quarter, an increase of $95 million compared with prior year. This was mainly driven by higher segment operating profit ($38 million) and lower costs for items not considered representative of ongoing operations ($64 million). These were partially offset by higher retained corporate costs ($8 million).

Segment operating profit was $237 million in the third quarter, $38 million higher than prior year third quarter.

•                  In the quarter, the acquired business contributed $37 million of incremental segment operating profit. Strong domestic sales, the incremental impact of the new furnace in Monterrey, cost synergies and higher productivity all contributed to its strong performance. The acquired business is still on target to exceed management’s initial expectations of $140-145 million in segment operating profit for the full year.

•                  Europe reported segment operating profit of $64 million, which was $4 million below the prior year, yet flat year-on-year on a constant currency basis. Europe faced a $4 million currency headwind, mainly due to the British pound. Operating performance continued to improve in the third quarter buoyed by efforts across the region. These gains were essentially offset by the impact of higher engineering activity and the negative price-cost spread.

•                  Segment operating profit for North America was $79 million in the quarter. This was $18 million, or 30 percent, higher than the prior year third quarter. Approximately two-thirds of the increase was due to the acquired business. The legacy business benefited from higher sales volumes and further contributions from strategic initiatives.

•                  Latin America’s segment operating profit reached $74 million, up 45 percent compared with the prior year quarter. The very successful integration of the acquired business contributed an incremental $25 million of segment operating profit. The legacy business delivered a very solid performance despite the challenging economic situation in Brazil and Ecuador. The management team continues to focus on controlling costs and monetizing minor non-strategic assets.

•                  Asia Pacific reported segment operating profit of $20 million, up 5 percent compared with the prior year. Lower sales volumes did not adversely impact segment operating profit due to the geographic mix of sales. The favorable impact from currency was partially offset by lower production volume and the costs for intra-regional shipments, which were necessitated by planned engineering activity.

Retained corporate and other costs amounted to $18 million, which compares with $10 million in the prior year quarter. The change from prior year mainly relates to higher non-service pension costs and the impact of foreign currency hedges.

Net interest expense in the quarter was $66 million compared with $67 million for the third quarter of 2015. Interest expense in the third quarter of 2015 included $14 million principally due to note repurchase premiums and the write-off of finance fees related to debt redeemed in the quarter. Exclusive of these items, net interest expense increased $13 million from the third quarter of the prior year primarily due to acquisition-related interest expense. The Company continues to benefit from low variable interest rates.

The Company reported third quarter 2016 earnings of $0.68 per share (diluted). This was solidly within management’s guidance of $0.65 to $0.70 per share.

Outlook

The Company expects earnings from continuing operations attributable to the Company (diluted) for the full year 2016 to be in the range of $2.21 to $2.26 per share. Excluding certain items management considers not representative of ongoing operations, this equates to adjusted earnings per share(2) for full year 2016 in the range of $2.27 to $2.32, which simply narrows prior guidance. The earnings guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other factors. Reflecting the aforementioned assumptions, the Company continues to expect cash provided by continuing operating activities for 2016 to be approximately $750 million. After deducting additions to property, plant and equipment of approximately $450 million, free cash flow(3) for 2016 is expected to be approximately $300 million, which is consistent with prior guidance.

Conference Call Scheduled for Oct. 26, 2016

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Wednesday, Oct. 26, 2016, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on Oct. 26. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

(2)  See the table entitled Reconciliation to Expected Adjusted Earnings — FY16 Forecast in this release.

(3)  See the table entitled Reconciliation to Free Cash Flow — FY16 Forecast in this release.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2016 earnings conference call is currently scheduled for Thursday, Feb. 2, 2017, at 8:00 a.m. EST.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.2 billion in 2015 and employs 27,000 people at 80 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted EPS and free cash flow, provide relevant and useful information, which is widely used by analysts, investors and competitors in the industry, as well as by management in assessing both consolidated and business unit performance. The information presented regarding adjusted EPS relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the normal earnings of the business, divided by weighted average shares outstanding (diluted). Management has included adjusted EPS to assist in understanding the comparability of results of ongoing operations. Further, the information presented regarding free cash flow relates to cash provided by continuing operating activities less capital spending and management has included free cash flow to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relation to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company incurred in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) impacts from the United Kingdom’s referendum of withdrawal from the European Union on foreign currency exchange rates and the Company’s business, (9) consumer preferences for alternative forms of packaging, (10) cost and availability of raw materials, labor, energy and transportation, (11) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (12) consolidation among competitors and customers, (13) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (14) unanticipated expenditures with respect to environmental, safety and health laws, (15) the Company’s ability to further develop its sales, marketing and product development capabilities, (16) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, (17) the Company’s ability to accurately estimate its total asbestos-related liability, and (18) the Company’s ability to successfully remediate the material weakness in its internal control over financial reporting, and the other risk factors discussed in the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2016	2015	2016	2015

Net sales	$1,712	$1,566	$5,060	$4,530
Cost of goods sold	(1,376)	(1,290)	(4,063)	(3,712)

Gross profit	336	276	997	818

Selling and administrative expense	(121)	(109)	(375)	(351)
Research, development and engineering expense	(16)	(15)	(48)	(46)
Interest expense, net	(66)	(67)	(199)	(188)
Equity earnings	15	17	44	46
Other income (expense), net	5	(44)	(24)	(59)

Earnings from continuing operations before income taxes	153	58	395	220

Provision for income taxes	(36)	(33)	(93)	(73)

Earnings from continuing operations	117	25	302	147

Loss from discontinued operations	(3)	(1)	(6)	(3)

Net earnings	114	24	296	144

Net earnings attributable to noncontrolling interests	(6)	(7)	(16)	(16)

Net earnings attributable to the Company	$108	$17	$280	$128

Amounts attributable to the Company:
Earnings from continuing operations	$111	$18	$286	$131
Loss from discontinued operations	(3)	(1)	(6)	(3)
Net earnings	$108	$17	$280	$128

Basic earnings per share:
Earnings from continuing operations	$0.68	$0.11	$1.76	$0.81
Loss from discontinued operations	$(0.02)	(0.01)	(0.04)	(0.02)
Net earnings	$0.66	$0.10	$1.72	$0.79

Weighted average shares outstanding (thousands)	162,080	160,730	161,744	161,284

Diluted earnings per share:
Earnings from continuing operations	$0.68	$0.11	$1.75	$0.81
Loss from discontinued operations	$(0.02)	(0.01)	(0.04)	(0.02)
Net earnings	$0.66	$0.10	$1.71	$0.79

Diluted average shares (thousands)	163,204	161,612	162,607	162,264

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2016	2015	2015
Assets
Current assets:
Cash and cash equivalents	$294	$399	$270
Trade receivables, net	857	562	753
Inventories	1,057	1,007	1,023
Prepaid expenses and other current assets	234	366	442
Total current assets	2,442	2,334	2,488

Property, plant and equipment, net	2,917	2,961	2,874
Goodwill	2,534	2,489	2,797
Intangibles, net	490	597	404
Other assets	1,114	1,040	991

Total assets	$9,497	$9,421	$9,554

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$262	$228	$250
Current portion of asbestos-related liabilities	130	130	143
Accounts payable	1,059	1,212	1,004
Other liabilities	582	552	527
Total current liabilities	2,033	2,122	1,924

Long-term debt	5,333	5,345	5,609
Asbestos-related liabilities	643	687	738
Other long-term liabilities	973	988	909
Share owners’ equity	515	279	374

Total liabilities and share owners’ equity	$9,497	$9,421	$9,554

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Nine months ended September 30
Unaudited	2016	2015
Cash flows from operating activities:
Net earnings	$296	$144
Loss from discontinued operations	6	3
Non-cash charges
Depreciation and amortization	372	296
Pension expense	22	22
Restructuring, asset impairment and related charges	19	57
Cash Payments
Pension contributions	(15)	(13)
Asbestos-related payments	(45)	(58)
Cash paid for restructuring activities	(20)	(20)
Change in components of working capital	(320)	(326)
Other, net (a)	(89)	1
Cash provided by continuing operating activities	226	106
Cash utilized in discontinued operating activities	(6)	(3)
Total cash provided by operating activities	220	103

Cash flows from investing activities:
Additions to property, plant and equipment	(310)	(299)
Acquisitions, net of cash acquired	(45)	(2,342)
Net foreign exchange derivative activity	16	2
Proceeds on disposal of assets	57	1
Cash utilized in investing activities	(282)	(2,638)

Cash flows from financing activities:
Changes in borrowings, net	(31)	2,522
Issuance of common stock	5	1
Treasury shares purchased		(100)
Distributions to noncontrolling interests	(10)	(13)
Payment of finance fees	(3)	(88)
Cash provided by (utilized in) financing activities	(39)	2,322
Effect of exchange rate fluctuations on cash	(4)	(29)
Change in cash	(105)	(242)
Cash at beginning of period	399	512
Cash at end of period	$294	$270

(a)   Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2016	2015	2016	2015
Net sales:
Europe	$586	$605	$1,795	$1,809
North America	578	520	1,709	1,520
Latin America	365	265	1,022	677
Asia Pacific	170	162	487	478

Reportable segment totals	1,699	1,552	5,013	4,484

Other	13	14	47	46

Net sales	$1,712	$1,566	$5,060	$4,530

Segment operating profit (a):

Europe	$64	$68	$192	$181
North America	79	61	247	214
Latin America	74	51	194	108
Asia Pacific	20	19	48	51

Reportable segment totals	237	199	681	554

Items excluded from segment operating profit:
Retained corporate costs and other	(18)	(10)	(75)	(49)
Items not considered representative of ongoing operations (b)	—	(64)	(12)	(97)

Interest expense, net	(66)	(67)	(199)	(188)
Earnings from continuing operations before income taxes	$153	$58	$395	$220

Ratio of earnings from continuing operations before income taxes to net sales	8.9%	3.7%	7.81%	4.86%

Segment operating profit margin (c):

Europe	10.9%	11.2%	10.7%	10.0%
North America	13.7%	11.7%	14.5%	14.1%
Latin America	20.3%	19.2%	19.0%	16.0%
Asia Pacific	11.8%	11.7%	9.9%	10.7%

Reportable segment margin totals	13.9%	12.8%	13.6%	12.4%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)   Reference reconciliation to adjusted earnings and constant currency.

(c)   Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total

Net sales - 3Q15	$605	$520	$265	$162	$1,552
Effects of changing foreign currency rates (a)	(10)			10	—
3Q15 at constant currency	595	520	265	172	1,552
Price	(8)	9	16	2	19
Sales volume (excluding acquisitions)	(1)	(3)	(26)	(4)	(34)
Vitro Acquisition	—	52	110		162
Total reconcililng items	(9)	58	100	(2)	147
Net sales - 3Q16	$586	$578	$365	$170	$1,699

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 3Q15	$68	$61	$51	$19	$199
Effects of changing foreign currency rates (a)	(4)		(3)	3	(4)
Segment operating profit at constant currency - 3Q15	64	61	48	22	195
Price	(8)	9	16	2	19
Sales volume (excluding acquisitions)			(8)		(8)
Operating costs	8	(3)	(7)	(4)	(6)
Vitro Acquisition		12	25		37
Total reconcililng items	—	18	26	(2)	42
Segment operating profit - 3Q16	$64	$79	$74	$20	$237

(a)         Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30,		Nine months ended September 30,
Unaudited	2016	2015	2016	2015

Earnings from continuing operations attributable to the Company	$111	$18	$286	$131
Items impacting segment operating profit:
Items impacting equity earnings		—		5
Items impacting other expense, net:
Restructuring, asset impairment and other charges		41	19	64
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government		—	(7)
Strategic transactions costs		13		19
Items impacting cost of good sold:
Acquisition-related fair value inventory adjustments		10		10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		14		42
Items impacting income tax:
Net benefit for income tax on items above		(4)	(4)	(10)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		—	2
Total adjusting items (non-GAAP)	$—	$74	$10	$130

Adjusted earnings (non-GAAP)	$111	$92	$296	$261

Currency effect on earnings (2015 only)(a)		(5)		(21)

Adjusted earnings on a constant currency basis (2015 only) (non-GAAP)		$87		$240

Diluted average shares (thousands)	163,204	161,612	162,607	162,264

Earnings per share from continuing operations (diluted)	$0.68	$0.11	$1.75	$0.81
Adjusted earnings per share (non-GAAP)	$0.68	$0.57	$1.82	$1.60

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.54		$1.48

(a)         Currency effect on earnings determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY16 Forecast

(Dollars in millions, except per share amounts)

	Forecast for Year Ended December 31, 2016
Unaudited	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$359	to	$367
Items management considers not representative of ongoing operations:(a)
Restructuring, asset impairment and related charges(b)	19		19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government(b)	(7)		(7)
Net benefit for income tax on items above(b)	(4)		(4)
Net impact of noncontrolling interests on items above(b)	2		2
Total adjusting items	$10		$10

Adjusted earnings	$369	to	$377

Diluted average shares (thousands)	162,500		162,500

Earnings per share from continuing operations (diluted)	$2.21	to	$2.26
Adjusted earnings per share	$2.27	to	$2.32

(a)                                 The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs. The adjustment for asbestos-related costs, if any, will not be determined until the company completes its annual comprehensive legal review in the fourth quarter.

(b)                                 Includes management decisions through the third quarter of 2016. Further actions may be taken in 2016.

OWENS-ILLINOIS, INC.

Reconciliation to Free Cash Flow - FY16 Forecast

(Dollars in millions, except per share amounts)

Unaudited	2016 Forecast

Cash provided by continuing operating activities	$750
Additions to property, plant and equipment	(450)
Free cash flow	$300

Cash utilized in investing activities	(c)

Cash provided by financing activities	(c)

(c)                                  Forecasted amounts for full year 2016 are not yet determinable at this time.